Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

GoPro, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	13,000,000	(2)	$1.14	(3)	$14,820,000.00	0.00013810	$2,046.64
Total Offering Amounts							$14,820,000.00		$2,046.64
Total Fee Offsets									-
Net Fee Due									$2,046.64

Offering Note
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall cover any additional shares of the Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of GoPro, Inc. (the “Registrant”) that become issuable under the GoPro, Inc. 2024 Equity Incentive Plan (the “EIP”) as amended by the first amendment to the 2024 EIP (the “First Amendment”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Class A Common Stock.
(2) Represents 13,000,000 shares of Class A Common Stock issuable under the EIP as amended by the First Amendment.
(3) Calculated solely for the purposes of this offering under Rules 457(c) and (h) of the Securities Act on the basis of the average of the high and low prices of the Class A Common Stock as reported on the Nasdaq Global Select Market on June 1, 2026.
(4) The Registrant does not have any fee offsets.